Exhibit 10.1

March 22, 2022

Munish Nanda

Watts Water Technologies, Inc.

815 Chestnut Street

North Andover, MA 01845

Re:Transition and Retention Agreement

Dear Munish:

You have stated your intention to retire as President of the Americas and Europe from Watts Water Technologies, Inc. (the “Company”), but have agreed to consider remaining in your current position as President of the Americas and Europe to assist in the search for a successor and to transition your responsibilities.  In addition, after transferring your responsibilities as President of Americas and Europe to a successor, you have agreed to consider remaining employed by Watts in a different role until May 30, 2023 to provide advisory services to Watts.

As outlined in this Transition and Retention Agreement (Retention Agreement), the Company is prepared to provide you a retention benefit to remain with the Company through May 30, 2023 to allow for the orderly transition of your duties to a successor under the following conditions, which constitute good and valuable consideration to which you are not otherwise entitled.

1.	Retirement Date: Your effective date of retirement from the Company will be May 30, 2023 (the “Retirement Date”). As of the Retirement Date, your employment with the Company will terminate, your salary will stop, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law.

Prior to your Retirement Date, you agree to assist in the search for a successor and to transition your responsibilities as President of Americas and Europe to that successor.  Once you have completed the transition of those duties to your successor, you agree to provide such services as are reasonably requested by the Chief Executive Officer in the manner and place requested by the Chief Executive Officer for the balance of your employment period prior to your Retirement Date, with reduced compensation commensurate with your assigned duties and responsibilities as determined by the Chief Executive Officer.

Munish Nanda, March 22, 20222/7

2.Equity awards:  As set out in the Company’s Second Amended and Restated 2004 Stock Incentive Plan, your Restricted Stock Award Agreements, Deferred Stock Award Agreements, and your Performance Stock Unit Award Agreements, all of your unvested deferred stock awards and performance stock units will be cancelled and forfeited to the Company on the Retirement Date.

Pursuant to the terms of the Management Stock Purchase Plan, your non-vested restricted stock units (RSUs) will be cancelled on the Retirement Date and you will receive a cash payment equal to the number of such non-vested RSUs multiplied by the lesser of (a) the purchase price of the RSU’s plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in the Wall Street Journal) in effect on the purchase date and each anniversary thereof, or (b) the fair market value of the Class A Common Stock on the Retirement Date. Your vested RSUs will be converted to shares of the Company’s Class A Common Stock and issued to you.  As a result of the American Jobs Creation Act of 2004, the distribution of this cash payment for any unvested RSUs and the issuance of the shares underlying your vested RSUs cannot be made until at least six (6) months after the Retirement Date.

No additional equity grants will be issued to you prior to your Retirement Date.

3.	Effect of Resignation: If you resign or otherwise voluntarily terminate your employment with the Company for any reason prior to the Retirement Date, your effective “Retirement Date” will be the date of your resignation or voluntary termination, and all unvested deferred stock awards and performance stock units will be cancelled and forfeited to the Company on that date. All other provisions of this Retention Agreement will remain in effect and enforceable. For the avoidance of doubt, in the event of your death or disability prior to the Retirement Date, the Watts Second Amended and Restated 2004 Stock Incentive Plan (the “Plan”), and your Restricted Stock Award Agreements, Deferred Stock Award Agreements and Performance Stock Unit Award Agreements pursuant to the Plan, will govern the treatment of any unvested portion of your restricted stock awards and performance stock units.
4.	Effect of Early Involuntary Termination on Retention Benefit: If your employment is terminated by the Company for any reason other than “Cause,” as defined below, before your Retirement Date, any unvested shares of restricted stock awards, deferred stock awards and performance stock unit awards will continue to vest on their regular vesting schedule up to and including your Retirement Date, subject to all applicable federal, state and/or local deductions, withholdings, payroll and other taxes, at which point all unvested shares of restricted stock awards, deferred stock awards and performance stock units, as well as all non-vested RSUs, will be cancelled and forfeited to the Company. All other provisions of this Retention Agreement will remain in effect and enforceable.

Munish Nanda, March 22, 20223/7

5.	Termination for “Cause”: If you are terminated by the Company for “Cause” prior to your Retirement Date, as set out in the Company’s Second Amended and Restated 2004 Stock Incentive Plan, Restricted Stock Award Agreements, Deferred Stock Award Agreements, and Performance Stock Unit Award Agreements, all unvested shares of restricted stock awards, deferred stock awards and performance stock units will be cancelled and forfeited to the Company as of the date of termination for Cause. For purposes of this Retention Agreement, “Cause” shall mean (a) an act constituting a felony; (b) fraud or dishonesty that results in or is likely to result in economic damage to the Company; or (c) willful misconduct in the performance of duties.
6.	Protecting Confidential Information: You agree that you shall not at any time reveal to any person or entity and will hold such information in confidence and trust, except as necessary to execute your duties and responsibilities for the Company, any confidential information of the Company, including, but not limited to, an item of information or compilation of information in any form (tangible or intangible) related to the Company’s business that you acquire or gain access to during your employment that the Company has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company (collectively “Confidential Information”). By way of example and not limitation, Confidential Information includes trade secrets, information regarding inventions, products, pricing, designs, methods, know-how, techniques, systems, processes, software programs, financial information, works of authorship, customer lists, projects, plans, and proposals. The restrictions provided for in this Paragraph 6 shall not be construed to prohibit the use of general knowledge and experience customarily relied upon in your trade or profession that is not specific to the particular business matters of the Company. You acknowledge and agree that Confidential Information is the property of Company and a special and unique asset of the Company. Confidential Information derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its use or disclosure, and thus shall be protected.
7.	Non-Competition and Non-Solicitation Obligations: During your employment with the Company, you have developed and will continue to develop or helped develop and will continue to help develop, had access to and learned, and will continue to have access to and learn, the Company’s Confidential Information. In addition, you have interacted and with will continue to interact with the Company’s customers, prospective customers, suppliers and other vendors of the Company. You have been expected and will continue to be expected to develop good customer and/or vendor relationships, as well as intimate knowledge regarding the Company’s technology, products, services, systems, methods, and operations.

You acknowledge that the Company has invested and will continue to invest substantial resources and time to developing Confidential Information, technology, products, services, systems, methods, and operations, all of which are highly valuable assets to the Company.  You agree that the Company has spent and will continue to spend substantial effort, time,

Munish Nanda, March 22, 20224/7

and resources in developing and protecting its Confidential Information, technology, products, services, systems, methods, and operations, and relationships with its customers and vendors.  You also agree that the Company’s competitors would obtain an unfair advantage if you were to disclose the Company’s Confidential Information (as defined in Paragraph 6) to a competitor, used it on a competitor’s behalf, or if you were able to exploit the relationships you developed in your role with the Company to solicit business on behalf of a competitor.  Accordingly, based on the foregoing and in consideration of the Company’s agreement to employ you through the Retirement Date (subject to the terms and conditions set out in this Retention Agreement) you agree that:

(a)You shall not, either alone or in association with others, while employed by the Company and for a period of twelve (12) months after the termination of your employment, directly or indirectly, on your own behalf, or as an employee, representative or agent of a third party, by ownership or any type of interest in any business enterprise, or by any other means whatsoever, engage in any business competitive with the Company’s products, or those of its parents, subsidiaries, or affiliates (collectively, a “Competitor’s Business”), or become associated with or render services to a Competitor’s Business.

Mere ownership as a passive investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not be deemed control of or an association with such corporation or enterprise for purposes of or otherwise violate the terms of this Retention Agreement.

(b)You shall not, while employed by the Company and for a period of twelve (12) months after termination of your employment for any reason, directly or through others, call upon or solicit any Company customer with whom you interacted or obtained Confidential Information about for business that is competitive with the Company’s business.

(c)You shall not, while employed by the Company and for a period of twelve (12) months after termination of your employment for any reason, directly or through others solicit, induce or attempt to induce, any employee or independent contractor of the Company whom you supervised or obtained Confidential Information about to terminate their employment or other engagement, or hire or attempt to hire as an employee, or engage or attempt to engage as an independent contractor, any person who is employed or otherwise engaged by the Company and whom you supervised or obtained Confidential Information about; provided, that this provision shall not apply to the solicitation, hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six (6) months or longer, or to any employee who provides only secretarial or clerical services.

(d)You may serve on the Board of any public or private company or as a manager of any limited partnership provided that the company or partnership is not a Competitor’s Business.

Munish Nanda, March 22, 20225/7

(e)You agree that these restrictions are reasonable, no greater than what is required to protect the Company’s legitimate interests with respect to trade secrets, confidential information and customers, and customer relationships in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if you were to violate these restrictions.  You further acknowledge that this Retention Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Retention Agreement and by other consideration, which you acknowledge constitutes good, valuable, and sufficient consideration for these restrictions.

(f)It is the intention of the parties to restrict your activities only to the extent necessary for the protection of the Company’s legitimate business interests.  To the extent that any part of this Paragraph 7 of this Retention Agreement is determined to be invalid or unenforceable in any respect or to any extent, the Retention Agreement shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Company the maximum protection and restrictions on your activities permitted by applicable law in such circumstances.  If, despite the foregoing, any provision contained in this Retention Agreement is determined to be void or unenforceable, in whole or in part, then the other provisions of this Retention Agreement will remain in full force and effect.  The parties agree that the Company may suffer irreparable harm, in addition to any damages that can be quantified, by a breach of this Retention Agreement by you.  Accordingly, in the event of such a breach or a threatened breach, the Company will be entitled to all remedies that may be awarded by a court of competent jurisdiction or arbitrator, recovery of its attorneys’ fees and expenses (including not only costs of court, but also expert fees, travel expenses, and other expenses incurred), and any other legal or equitable relief allowed by law.

(g)If you fail to comply with the time restrictions set forth in Paragraphs 7(a), 7(b), or 7(c), the time period for that will be extended by one day for each day you are found to have violated the restriction, up to a maximum of twelve (12) months.

(h)Paragraph 7 of this Retention Agreement also shall apply to any parent, subsidiary, affiliate, successor and assign of the Company to which you provide service or about which you receive Confidential Information.  The Company shall have the right to assign this Retention Agreement at its sole election without the need for further notice to or consent by you.

8.	Amendment: This Retention Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. You may not assign any of your rights or delegate any of your duties under this Retention Agreement. The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

Munish Nanda, March 22, 20226/7

9.	Waiver of Rights: No delay or omission by the Company in exercising any right under this Retention Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
10.	Validity: Should any provision of this Retention Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Retention Agreement.
11.	Voluntary Assent: You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Retention Agreement, and that you fully understand the meaning and intent of this Retention Agreement. You further state and represent that you have carefully read this Retention Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
12.	Applicable Law and Consent to Jurisdiction: This Retention Agreement shall be interpreted and construed solely by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Retention Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Retention Agreement or the subject matter hereof.
13.	Agreement: This Retention Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your transition and retention and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this Retention Agreement shall affect the terms or validity of the Indemnification Agreement dated April 6, 2015 between you and the Company and such Indemnification Agreement shall continue in full force and effect in accordance with its terms. The parties to this agreement agree and acknowledge that (a) you will continue to be an Eligible Executive under the terms of the Executive Severance Plan for so long as you remain in the role of President of the Americas and Europe, and (b) the 2004 Stock Incentive Plan, as amended and restated, shall continue to govern the terms of your Company-issued equity awards, including without limitation the provisions of Section 3(c) relating to mergers and other transactions.

Munish Nanda, March 22, 20227/7

14.	Effective Date: You may revoke this Retention Agreement for a period of seven (7) days after signing it. In order to revoke the Retention Agreement, you must submit a written notice of revocation to Kenneth R. Lepage located at Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts, 01845, kenneth.lepage@wattswater.com. This written notice may be sent by email or hand-delivery. If the written notice is sent by email or hand-delivery, it must be received by Kenneth R. Lepage no later than the close of business on the seventh day. The Retention Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.

If you have any questions about the matters covered in this Retention Agreement, please call Kenneth R. Lepage at 978-689-6234.

Very truly yours,

Watts Water Technologies, Inc. (also for and on behalf of its subsidiaries)

By:  /s/ Robert J. Pagano, Jr.

Name: Robert J. Pagano, Jr.

Title: Chief Executive Officer

I hereby agree to the terms and conditions set forth above.  I have been advised to consult an attorney before signing this Retention Agreement. I acknowledge that I have not relied on any representation or statement other than those contained in this Retention Agreement. I intend that this Retention Agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Munish NandaMarch 23, 2022

_________________________________  _________________________

Munish Nanda Date